UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2006

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Three D Systems Circle
Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 3, 2006, 3D Systems Corporation issued a press release announcing that its management and the Audit Committee of its Board of Directors had determined, based on information presented by the Company’s management in connection with the preparation of the Company’s financial statements for the third quarter of 2006, that the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 contained errors.  As a result, the Audit Committee has concluded that those financial statements should be restated, and that investors should not rely upon those financial statements without taking into account the anticipated adjustments described in this Current Report and the press release set forth in Exhibit 99.1 attached.  The Company also intends to postpone its regular third-quarter 2006 earnings release and the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2006 pending the completion of its review and restatement of its financial statements for the periods affected.

The errors identified primarily include errors in recording customer credits and deposits, and to a lesser extent (i) errors and adjustments identified in reconciling fixed asset and construction-in-progress accounts and related depreciation and (ii) adjustments resulting from the reconciliation of several income and expense accounts and accrued liabilities.  The anticipated restatements do not result from option grants or the timing of option grants.

The Company’s management identified the errors in the 2006 financial statements primarily as a result of its efforts to remediate the material weakness that it previously identified and disclosed with respect to its second quarter 2006 financial statements as well as through its ongoing efforts (a) to implement its new ERP system, (b) to reconcile the records in its new ERP system and those in its legacy systems, and (c) to test its internal controls in the context of the new ERP system environment.  As part of these efforts, management is continuing (i) to carry out a comprehensive account reconciliation initiative to test and verify the accuracy and integrity of information recorded by, and data imported and input from the Company’s legacy accounting systems into, the new ERP system, (ii) to train employees in the use of the new ERP system and the Company’s established system of internal controls, and (iii) to promote adherence to those internal controls.  The Company has also performed physical inventory counts and other confirmatory procedures.

The Company believes that these errors impact the first and second quarters of 2006 and that they should lead to the recording of an increase in the net loss available to common stockholders previously reported for the second quarter of 2006 and, to a lesser extent, to the recording of an increase in the net loss available to common stockholders for the first quarter of 2006.  Based upon information currently available, the Company also believes, while it is not in a position to release any third-quarter 2006 financial information, that it will report a loss for the third quarter of 2006 reflecting the effect of the costs of the strategic initiatives and the other factors that affected its second-quarter results but that its consolidated revenue and backlog for the third quarter will exceed their levels reported at the end of the second quarter.

Management of the Company is also assessing whether there may have been errors in the financial statements contained in the Company’s Form 10-K for the 2005 calendar year.  Based on the internal investigation conducted and information presented by the Company’s management to date, neither the Company’s management nor the Audit Committee has determined that there are related errors in the 2005 calendar year financial statements such that a restatement of those financial statements would be required.  However, as of the date of this filing, the Company has not completed its investigations and confirmatory processes, and therefore has not definitively determined whether its current estimates of anticipated adjustments for the 2006 periods may need to be changed or whether additional adjustments may be required for those periods or additional periods.

The Company’s fourth quarter and full year 2005 financial statements included a $2.5 million credit to income to recognize as an asset a future tax benefit of the anticipated utilization of a portion of the Company’s net operating loss carryforwards.  As part of the Company’s ongoing internal investigation and confirmatory processes, the Company expects to make a determination as to whether it continues to be appropriate to include such asset and its continuing effect in its consolidated financial statements.  While the elimination or reduction of such asset would reduce the Company’s net income or increase its net loss in the period in which such adjustments were made, it would not affect the Company’s cash flow in any period.

As a result of the errors described above and in the press release set forth in Exhibit 99.1 attached, the Company believes that material weaknesses in its internal control over financial reporting may exist in addition to the previously reported control deficiencies identified and disclosed in connection with closing the Company’s books for the second quarter of 2006.  The Company is continuing to identify, quantify and remediate any control deficiencies that may have resulted in errors in the Company’s financial statements.

The Company’s Audit Committee and its management have discussed and consulted with the Company’s registered independent public accounting firm with respect to the matters disclosed in this Item 4.02.

A copy of the Company’s press release, which includes additional details regarding these matters, is attached hereto as Exhibit 99.1 and is incorporated into this Item 4.02 by this reference.

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits:

Exhibit Number	Reference
99.1	Press Release dated November 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D Systems Corporation
Date: November 3, 2006

/s/ ROBERT M. GRACE, JR.
(Signature)
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 3, 2006